Exhibit 99.1

FluoroPharma Names Dr. Thomas Tulip, PhD Chief Executive Officer

- Company to Host Investor Conference Call on January 6th -

Montclair, NJ - December 29, 2015 - FluoroPharma Medical, Inc. (OTCQB: FPMI), a company specializing in the development of novel diagnostic imaging products that utilize positron emission tomography (PET) technology for the detection and assessment of disease before clinical manifestation, announced today the appointment of Dr. Thomas Tulip, PhD as Chief Executive Officer.

Dr. Tulip joined FluoroPharma as President in October 2015 and assumed responsibility for the company's day-to-day operations, with a focus on global product and business development strategies.

Additionally, Walter Witoshkin has accepted the role of interim Chairman of the Board. Mr. Witoshkin has been a member of the Board since 2011. The company's previous Chairman and CEO, Thijs Spoor, will remain a member of the Board.  The company also recently announced the resignation of Dr. Joseph A. Pierro from the Board, and the appointment to the Board of Austin Lewis IV, CEO of Lewis Asset Management Corporation.

Commenting on the announcement, Dr. Tulip stated, “I am extremely excited to work with the extended FluoroPharma team to advance the company to the crucial next step in its evolution. The company has accomplished many significant milestones under Thijs’s leadership, for which we are extremely grateful. Thanks to his efforts, we believe we are now well positioned to move to the next phases of development for our promising cardiovascular imaging agent portfolio, and thereby demonstrate the value of our cutting edge technology.”

Dr. Tulip added, “We will continue to focus on the execution of critical development milestones necessary to advance our assets to commercialization and to build shareholder value. We believe it is becoming increasingly clear that current challenges in the management of patients with cardiovascular disease will be better addressed with the innovative technologies that we are developing.”

Dr. Tulip has spent more than 25 years in the development and commercialization of radiopharmaceuticals and imaging agents, with a track record of success in R&D, business development, brand and alliance management, and international business. From 2011-2015, he served in senior leadership roles at Navidea BioPharmaceuticals, Inc. (NYSE MKT: NAVB), where he led one of the few successful recent launches of an innovative radiopharmaceutical; established a number of global partnerships; and, in-licensed a pair of best-in-class neuroimaging assets. Previously, Dr. Tulip held senior leadership positions at Alseres Pharmaceuticals, Lantheus Medical Imaging (LMI), Bristol Myers Squibb (BMS), and DuPont, where his roles spanned product discovery and development, business and technology planning, brand and alliance management and international business management. While at BMS and DuPont, he was instrumental in the development, commercialization and international management of the highly successful nuclear cardiology franchise; successfully built the BMS Medical Imaging international business; and led planning activities for innovative PET tracers at LMI/BMS. He was a Board Member of the Academy of Molecular Imaging and Chairperson of its Institute for Molecular Technologies. Dr. Tulip was Chairperson of the Society of Nuclear Medicine Corporate Advisory Board and served as a Director of the Council on Radionuclides and Radiopharmaceuticals. He serves on the Board of Directors of the Medical Imaging Technology Association (MITA) and leads its PET Working Group. He earned a B.S. from the University of Vermont, and an M.S. and Ph.D. from the Northwestern University.

An investor call is planned for Wednesday, January 6th at which time Dr. Tulip will share his vision for FluoroPharma and address questions. Details of this call will be forthcoming shortly.

About FluoroPharma Medical

FluoroPharma is a biopharmaceutical company engaged in the discovery and development of proprietary PET imaging products to evaluate cardiac disease at the cellular and molecular levels. The company has licensed technology from the Massachusetts General Hospital in Boston. The company's goal is to enable personalized medicine through precision diagnostics that will help the medical community diagnose disease more accurately at the earliest stages, leading to more effective treatment, management and better patient outcomes.

FluoroPharma's initial focus is the development of breakthrough PET imaging agents and the company is advancing two products in clinical trials for assessment of acute and chronic forms of heart disease. These novel agents have been designed to rapidly target myocardial cells. Other active programs include the development of agents that could potentially be used for imaging specific cancers. In addition to the United States, Europe and China, patents related to FluoroPharma's portfolio of imaging compounds have been issued in Japan, Canada, Australia and Mexico. For more information on the company, please visit: www.fluoropharma.com

Forward-Looking Statements

Except for historical information contained herein, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in FluoroPharma's business.  Examples of forward-looking statements include statements regarding FluoroPharma's research and development activities and anticipated operating results. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as significant fluctuations in expenses associated with clinical trials, failure to secure additional financing, the inability to complete regulatory filings with the Food and Drug Administration, the introduction of competing products, or management's ability to attract and maintain qualified personnel necessary for the development and commercialization of its planned products, and other information that may be detailed from time to time in FluoroPharma's filings with the United States Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and FluoroPharma undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Investor Contact:

Robert B. Prag, President
The Del Mar Consulting Group, Inc.
858-794-9500
bprag@delmarconsulting.com

or

Scott Wilfong, President
Alex Partners, LLC
425-242-0891
scott@alexpartnersllc.com